Exhibit 10.5

PURCHASE AND SALE AGREEMENT

by and between
CPE OFFICE OWNER, LLC,
a Delaware limited liability company
("Assignor")
and
ARCP ACQUISITIONS, LLC,
a Delaware limited liability company
("Assignee")

October 2, 2014

Office Condominium Unit
Freeport-McMoRan Center
333 N. Central Avenue
Phoenix, Arizona

Exhibits and Schedules
Exhibit A:     Legal Description of Office Condominium
Exhibit B:    Permitted Exceptions
Exhibit C:    Service Contracts
Exhibit D:    Property Information
Exhibit E:    Tenant Leases

Exhibit F-1:	Assignment and Assumption of Unsubordinated Development Lease (Office Condominium) and Consent to Assignment and Assumption

Exhibit F-2:	Memorandum of Assignment and Assumption of Unsubordinated Development Lease (Office Condominium) and Consent to Assignment and Assumption
Exhibit F-3:    Form City of Phoenix Estoppel
Exhibit F-4:    Form of Assignment and Assumption of Tenant Lease
Exhibit F-5:    Form of Tenant Estoppel

Exhibit F-6:    Form of Notice Letter (Tenant)

Exhibit F-7:    Form of Assignment and Assumption of Contracts

Exhibit F-8:    Form of Bill of Sale

Exhibit F-9:    Form of Non-Exclusive Assignment and License of Plans and Permits

Exhibit F-10:    Form of Project Easements Estoppel

Exhibit F-11:    Form of Condominium Estoppel

Exhibit F-12:    Form of Non-Foreign Certification

Exhibit F-13:    Form of Closing Certification

Exhibit G:    Rent Roll

Schedule 1.3    Personal Property

PURCHASE AND SALE AGREEMENT
(Freeport-McMoRan Center - Office Condominium)
This Purchase and Sale Agreement ("Agreement") by and between CPE OFFICE OWNER, LLC, a Delaware limited liability company ("Assignor"), and ARCP ACQUISITIONS, LLC, a Delaware limited liability company ("Assignee"), is made effective as of the 1st day of October, 2014 (the "Agreement Date"). Assignor and Assignee may also be referred to herein individually as a "Party" and collectively as "Parties".

RECITALS
A.    Central Park East Associates LLC, a Delaware limited liability company ("Original Tenant"), as "Tenant", and the City of Phoenix, as "Landlord," are parties to that certain Unsubordinated Development Lease (City of Phoenix Contract No. 117186-UDL), effective January 9, 2008, as amended by First Amendment to Unsubordinated Development Lease dated as of April 14, 2010, and Second Amendment to Unsubordinated Development Lease dated as of March 7, 2011 (as so amended, the "Development Lease"). The Development Lease leases to Original Tenant certain real property in the City of Phoenix as more particularly described by Exhibit A attached hereto (the "Land") and the improvements constructed thereon by Original Tenant consisting of a 26-story high-rise mixed use building known as Freeport-McMoRan Center with an address at 333 North Central Park Avenue, Phoenix, Arizona (the "Improvements").
B.    Original Tenant, as Declarant, has recorded against the Land that certain Declaration of Condominium and Declaration of Covenants, Conditions, Restrictions and Easements for Freeport-McMoRan Center recorded among the Official Records of Maricopa County, Arizona (the "Official Records"), as Document No. 2011-0221796, as amended by First Amendment to Declaration of Condominium and Declaration of Covenants, Conditions, Restrictions and Easements for Freeport-McMoRan Center Condominium (as so amended, the "Condominium Declaration"), as well as that certain Condominium Plat, recorded on March 14, 2011, in Book 1080, Page 7, as Document No. 2011-0221179 (the "Condominium Plat"), whereby a condominium regime was imposed upon the Land consisting of, among other thing, an "Office Unit" (consisting more or less of the 19th through 26th floors of the Improvements and an undivided interest in certain Common Elements) and a "Hotel Unit" (consisting more or less of the 11th through 18th floors of the Improvements and an undivided interest in certain Common Elements), as each of the Office Unit and the Hotel Unit and the "Common Elements" are each defined and more particularly described by the Condominium Declaration and the Condominium Plat.
C.    By Assignment of Unsubordinated Development Lease and Consent to Assignment dated as of March 7, 2011, Original Tenant, inter alia, (i) assigned to Assignor (A) all of Original Tenant 's right title and interest under the Development Lease which relates to the Office Unit, including an undivided interest in and to the Common Elements and the "Purchase Option" (as defined by the Development Lease) for the Office Unit, and (B) an undivided interest in and to the Project Easements (as hereinafter defined); and (ii) assigned to CPE Hotel Owner, LLC, a Delaware limited liability company (the "Hotel Owner"), (A) all of Original Tenant 's right title and interest under the Development Lease which relates to the Hotel Unit, including an undivided interest in and to the Common Elements and the Purchase Option for the Hotel Unit, and (B) an undivided interest in and to the Project Easements.
D.    Assignor, as the owner of each of the interests describe in clause (i) of Recital C, above (collectively, the "Office Condominium"), desires to sell and assign all of its right, title and interest in respect of the Office Condominium and other of the Assigned Interests (as hereinafter defined) to Assignee, and Assignee desires to purchase and assume all of Assignee's right, title and interest in respect of the Office

Condominium and other of the Assigned Interests from Assignor, subject to, and in accordance with, the terms, covenants and conditions of this Agreement.

AGREEMENT
In consideration of the terms, covenants and conditions contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignee and Assignor agree as follows:
1.    Definitions. As used in this Agreement, the terms identified below shall have the meanings ascribed to such terms unless the context requires otherwise.

1.1.    "Affiliate" means, as applied to any Party, the Party and any entity directly or indirectly controlling, controlled by, or under common control with, the Party. For the purposes of this definition, (i) "control" (including with correlative meaning, the terms "controlling," "controlled by" and "under common control") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable entity, whether through the ownership of voting securities, by contract or otherwise, and (ii) "entity" means and includes corporations, limited partnerships, general partnerships, joint stock companies, joint ventures associations, limited liability companies, limited liability partnerships, trusts, land trusts, business trusts and other organizations, whether or not legal entities.

1.2.    "Anchor Tenant" means Freeport-McMoRan Corporation, the anchor tenant of the Freeport-McMoRan Center.

1.3.    "Applicable Laws" means all federal, state and local laws, rules, regulations, permit conditions and requirements applicable to the Office Condominium.

1.4.    "Approving Authority" means the City of Phoenix or any federal, state or county governmental entity having jurisdiction over the Office Condominium.
1.5.    "Assigned Interests" has the meaning given it in Section 2.1.
1.6.     "Assignor" has the meaning given it in the introductory paragraph of this Agreement.
1.7.    "Business Day" means a day other than a Saturday, Sunday, scheduled federal holiday or other day on which commercial banks in Phoenix, Arizona or Washington, DC are authorized or required by Applicable Laws to close.

1.8.    "Closing" and "Closing Date" has the meaning given it in Section 5.1.

1.9.    "Condo Association" means CPE Condominium Owners' Association, Inc., an Arizona non-profit corporation.
1.10.    "Condominium Declaration" has the meaning given it in Recital B.
1.11.    "Condominium Documents" means the Condominium Declaration, the Condominium Plat and the Governance Documents.

1.12.    "Condominium Plat" has the meaning given it in Recital B.

1.13.    "Contracts" means the service contracts in respect of the Office Condominium listed on Exhibit C attached hereto, which Contracts are all of the Contracts affecting the Office Condominium.

1.14.    "Deposit" or "Deposits" mean(s) the First Deposit and, if made, the Second Deposit, collectively if and once each has been paid by Assignee, plus any and all interest accrued thereon.

1.15.    "Development Lease (Office Condominium)" means that interest in the Development Lease assigned by Original Tenant to Assignor as the same pertains only to the Office Condominium.

1.16.    "Escrow" means the escrow created pursuant to this Agreement.

1.17.    "Escrow Agent" means Fidelity National Title Insurance Company, 1015 15th Street N.W., Suite 300, Washington, D.C. 20005, Phone: (202) 312-5118 | Fax: (202) 216-9238, Attention: Leslie E. Orr, Esq., Commercial Transactions Counsel, lorr@fnf.com. Note that Fidelity Title in Washington, DC, working with their Phoenix office, has prepared the prior and current title commitment for the Property and is well-versed in the structure and title exceptions; given the short time frame for due diligence and closing, and complexity of title, the parties may wish to consider using them as Escrow Agent.

1.18.    "Extended Closing Date" has the meaning given to it in Section 5.1 hereof.

1.19.    "Feasibility Expiration Date" means October 2, 2014.

1.20.    "First Deposit" has the meaning given to it in Section 4.1.

1.21.    "Fixtures" shall mean all equipment, fixtures and appliances of whatever nature which are affixed to the Office Condominium and owned (whether fee or leasehold) by Assignor.

1.22.    "Freeport-McMoRan Center" means the Improvements (i.e. that certain twenty-six (26) story building and real property appurtenant thereto, in which the Office Condominium is situated, the address of which is 333 N. Central Avenue, Phoenix, Arizona 85004).

1.23.    "Governance Documents" means, collectively: (i) the articles of incorporation, the by-laws and, if applicable, the rules and regulations, of the Condo Association; (ii) the Condominium Declaration; (iii) the Condominium Plat; and (iv) the Parking Area Rules, as any of the foregoing may be amended from time to time.

1.24.    "Hazardous Materials" shall mean any solid wastes, toxic or hazardous substances, wastes or contaminants, polychlorinated biphenyls, paint or other materials containing lead, urea formaldehyde foam insulation, radon, asbestos, and asbestos containing material, petroleum product and any fraction thereof as any of these terms is defined in or for the purposes of any Relevant Environmental Laws.
1.25.    "Hotel Owner" has the meaning given it in Recital C.
1.26.    "Lot 2 Owner" shall mean Central Park East Associates II LLC, a Delaware limited liability company.

1.27.    "Notice" has the meaning given it in Section 15.

1.28.    "Office Condominium" has the meaning given it in Recital A.

1.29.    "Party" or "Parties" has the meaning given it in the introductory paragraph of this Agreement.
1.30.    "Permitted Exceptions" has the meaning given it in Section 6.1.

1.31.    "Personal Property" means all equipment, appliances and other similar personal property which is owned by Assignor as of the Agreement Date and attached to, appurtenant to or located in the Office Condominium and used in the day-to-day operation of the Office Condominium, but expressly excluding the Fixtures and any and all personal property owned by any property manager, tenants, public or private utilities, licensees or contractors, as set forth on Schedule 1.3 attached hereto. Notwithstanding the foregoing, "Personal Property" expressly excludes, and Assignor shall not be required to convey (1) any items containing the logo of Assignor or any of Assignor’s affiliates and (2) any computer programs, software and documentation thereof, electronic data processing systems, program specifications, source codes, logs, input data and report layouts and forms, record file layouts, diagrams, functional specifications and variable descriptions, flow charts and other related materials (collectively, "Operational Systems").

1.32.    "Plans and Permits" means the aggregate of the following, in each case as they relate to the Office Condominium (and not the Hotel Condominium), are divisible, and are assignable without payment of a fee: (i) all site plans, architectural renderings, blueprints, maps, drawings, plans and specifications, engineering plans, as-built drawings, floor plans and other similar plans or diagrams, if any, pertaining to the Office Condominium; and (ii) Assignor's interest, if any, in all licenses, permits, development rights, entitlements, approvals and all guaranties and warranties, guaranties, indemnities, and bonds regarding their performance or the quality of materials supplied in connection with the construction of or operation of all or any of the Office Condominium or otherwise pertaining to the Office Condominium.
1.33.    "Project Easements" means those certain easements affecting the Land and established pursuant to that certain Declaration of Covenants, Conditions, Restrictions and Easements for Central Park East dated October 31, 2007, and recorded in the Official Records as Document No. 2007-1177571, as amended by First Amendment and Supplemental Declaration of Covenants, Conditions, Restrictions and Easements dated April 14, 2010, and recorded in the Official Records as Document No. 2010-318596, as amended and restated pursuant to that certain Amendment and Restatement of Declaration of Covenants Conditions, Restrictions dated March 7, 2011, and recorded in the Official Records as Document No. 2011-221085.

1.34.    "Property Information" has the meaning given it in Section 7.

1.35.    "Purchase Option" has the meaning set forth in the Development Lease.
1.36.    "Purchase Option (Office Unit)" means the Purchase Option, but only as the Purchase Option pertains to the Office Unit.
1.37.    "Purchase Option (Hotel Unit)" means the Purchase Option, but only as the Purchase Option pertains to the Hotel Unit.

1.38.    "Purchase Price" has the meaning given it in Section 3.

1.39.    "Relevant Environmental Laws" shall mean any and all laws, rules, regulations, orders and directives, whether federal, state or local, applicable to the Office Condominium or the Land or any part thereof with respect to the environmental condition of the Office Condominium or any part thereof and any adjacent property, and any activities conducted on or at the Office Condominium, including by way of example and not limitation: (i) Hazardous Materials; (ii) air emissions, water discharges, noise emissions and any other environmental, health or safety matter; and (iii) the existence of pcb contained electrical equipment.

1.40.    "Rent" or "Rents" shall mean all amounts due and owing from Tenants, however characterized, including, without limitation, Base Rents, Overage Rents and Reimbursable Payments, each as defined in Section 1.44, below.

1.41.    "Second Deposit" has the meaning given it in Section 5.2.

1.42.    "Security Deposit" (each individually, a "Security Deposit") shall mean all refundable deposits under Tenant Leases as of the date hereof as listed on Exhibit E as same may be drawn down, applied and/or retained after the Agreement Date in accordance with the applicable Tenant Lease and the terms of this Agreement.

1.43.    "Tenants" (each individually, a "Tenant") shall mean the current tenants under the Tenant Leases.

1.44.    "Tenant Leases" means the leases (together with all amendments, modifications and guaranties thereof), concessions, licenses and occupancies in respect of the Office Condominium, each of which Tenant Leases is described on Exhibit E attached hereto. For purposes of the terms of this Agreement pertaining to the Tenant Leases, "Base Rents" shall mean fixed rent, and other amounts of a fixed nature (which may include, without limitation, electric inclusion and supplemental water, HVAC and condenser water charges paid or payable by Tenants; "Overage Rents" shall mean so-called "escalation rent" and additional rent based upon increases in or otherwise attributable to real estate taxes, operating expenses, utility costs, a cost of living index or porter's wages or otherwise, but which shall in no event include Reimbursable Payments, if any; "Reimbursable Payments" shall mean overtime heat, air conditioning or other utilities or services; freight elevator; electric inclusion and adjustments related to electric usage (such as rate and/or fuel adjustments and survey), water usage, HVAC charges, services or repairs, and labor costs associated therewith, which a Tenant is obligated to reimburse the landlord under its Tenant Lease or for which a Tenant has separately contracted with Assignor, true-ups on account of escalation and/or additional rent for years prior to the year in which the Closing occurs, above standard cleaning, and all other items which are payable to Assignor as reimbursement or payment for above standard or overtime services (but which amounts shall not be treated as Reimbursable Payments if already included in a Tenant’s Base Rents); for the avoidance of doubt, as defined above in Section 1.40 hereof, "Rents" shall mean all amounts due and owing from Tenants, however characterized, including, without limitation, Base Rents, Overage Rents and Reimbursable Payments.

1.45.    "Title Commitment" has the meaning given it in Section 6.2.
1.46.    "Title Policy" has the meaning given it in Section 6.1.

2.    Sale and Assignment; Purchase and Assumption.

2.1.    Property Included in Assignment and Sale. Assignor hereby agrees to assign, sell and convey to Assignee, and Assignee hereby agrees to accept the assignment and purchase from Assignor, all of Assignor's interest(s) in the following (collectively the "Assigned Interests"):

(a)    all rights, privileges and easements appurtenant to the Office Condominium, and any easements, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Office Condominium;

(c)    all Personal Property and Fixtures;

(d)    the Contracts, but excluding those Contracts which, no later than the Feasibility Expiration Date, Assignee has notified Assignor in writing to cause to be terminated as of the Closing (and Assignor shall be responsible for payment at Closing of any termination fees associated therewith);

(e)    the Plans and Permits (and only to the extent divisible); and

(g)    the Tenant Leases, together with all prepaid rent, damage, escrow and Security Deposits.

3.    Purchase Price. The total purchase price ("Purchase Price") for the Assigned Interests is One Hundred and Ten Million Dollars and NO/100 ($110,000,000). At Closing, the Purchase Price less the Deposit shall be delivered by Assignee to Escrow Agent, by wire transfer of immediately available funds.

4.    Escrow and Deposit.

4.1.    Deposit; Opening of Escrow. Within one (1) Business Day of the Agreement Date, Assignee shall deposit Five Million Dollars ($5,000,000), by wire transfer of immediately available federal funds (the "First Deposit"), with Escrow Agent. Escrow Agent's wiring instructions are attached hereto as Schedule 4.1.

4.2.    Failure to Timely Deposit. If Assignee fails to timely deposit the First Deposit with Escrow Agent, then upon Notice by either Party delivered to Escrow Agent prior to such failure being cured, this Agreement shall be immediately terminated and thereafter, except as otherwise provided in this Agreement, neither Party shall have any further obligations or liabilities hereunder.

4.3.    Second Deposit. If in accordance with Section 5.2, below, if Assignee has elected on or before 2:00 p.m., Arizona Time, on October 2, 2014, to adjourn the Closing Date to the Extended Closing Date, Assignee shall deposit the Second Deposit (as defined below) with Escrow Agent on or before 2:00 p.m., Arizona Time, on October 2, 2014 (i.e. concurrent with the transfer of the First Deposit), by wire transfer of immediately available federal funds. The Second Deposit shall be held by Escrow Agent and disbursed in accordance with the terms of this Agreement. If Assignee shall fail to deposit the Second Deposit with Escrow Agent by such time and date, at Assignor’s election, Assignee shall be deemed to have elected to close on the Closing Date in accordance with all applicable terms hereof.

4.4.    Non-Refundable Deposit. The First Deposit shall be refundable to Assignee until 2:00 p.m. Arizona Time on the Feasibility Expiration Date and, except as expressly provided elsewhere in this

Agreement, shall be non-refundable thereafter. The Second Deposit shall be non-refundable to Assignee upon and after its deposit with the Escrow Agent except as expressly provided elsewhere in this Agreement.

4.5.    Investment of Deposit. Escrow Agent shall invest the Deposit in government insured interest-bearing instruments reasonably satisfactory to both Assignee and Assignor, shall not commingle the Deposit with any funds of Escrow Agent or others, and shall promptly provide Assignee and Assignor with confirmation of the investments made. All interest shall accrue for the benefit of Assignee unless Assignor is entitled to receive the Deposit upon termination of this Agreement as expressly provided elsewhere herein. To allow such account to be opened, Escrow Agent shall use Assignee's federal tax employer identification number, to be provided by Assignee to Escrow Agent following delivery of the Deposit. Assignee shall pay all charges incurred by Escrow Agent in opening the account.

4.6.    Disposition of Deposit. Unless Assignor is entitled to receive the Deposit upon termination of this Agreement as expressly provided elsewhere herein, the Deposit shall remain in Escrow following the deposit thereof and shall be credited toward payment of the Purchase Price payable by Assignee at the Closing, thereby reducing the total cash payable by Assignee at the Closing.

5.    Sale and Assignment; Purchase and Assumption.

5.1.    Closing Date. Subject to, and in accordance with, the terms, covenants and conditions of this Agreement, Assignor shall sell and assign to Assignee, and Assignee shall purchase and assume from Assignor all of the Assigned Interests on the Closing Date. As used herein, "Closing" or "Closing Date" shall mean the date on which the conveyance of the Assigned Interests is consummated in accordance with the terms and conditions of this Agreement, which shall occur (a) on or before October 7, 2014, or (b) if the Closing Date is extended in accordance with Section 4.3 hereof, on or before October 29, 2014 (the “Extended Closing Date”).

5.2.    Extension of Closing Date. Upon written notice delivered to Assignor and deposit with Escrow Agent of Three Million and Five Hundred Thousand Dollars ($3,500,000) (the “Second Deposit”) by wire transfer of immediately available federal funds, each on or before 2:00 p.m., Arizona Time, on October 2, 2014, Assignee may adjourn the Closing to the Extended Closing Date, as referenced in Section 5.1 hereof. Assignee shall have no additional right or option to extend the Closing Date and the parties agree that TIME IS OF THE ESSENCE with respect to performance of all terms of this Agreement including, without limitation, this Section 5. Notwithstanding the foregoing or anything to the contrary herein, by this reference Assignee hereby expressly elects to adjourn the Closing to the Extended Closing Date, which election shall be effective upon deposit with the Escrow Agent of the Second Deposit on or before 2:00 p.m., Arizona Time, on October 2, 2014.

6.    Condition of Title.

6.1.    Title Policy. Assignee's obligation to purchase the Assigned Interests and pay the Purchase Price at the Closing is subject to Escrow Agent being unconditionally committed, at the Closing, to issue to Assignee, as the insured, an ALTA leasehold policy issued by Fidelity National Title Insurance Company in the full amount of the Purchase Price (the "Title Policy"), insuring the Office Condominium, including without limitation the Purchase Option (Office Unit), as being vested in Assignee, subject only to those matters affecting title to the Office Condominium leasehold interest described on Exhibit "C”, together with such other matters as are specifically described elsewhere in this Agreement (the "Permitted Exceptions") and containing any additional title endorsements required by Assignee that Escrow Agent committed to issue prior to the Feasibility Expiration Date. The obligation of Escrow Agent to deliver the Title Policy shall be fully satisfied if, at the Closing, Escrow Agent has given Assignee a marked and signed commitment to issue the Title Policy, indicating that all requirements to issue the Title Policy have been satisfied and that Escrow Agent is prepared to issue the Title Policy as set forth in the Commitment.

6.2.    Title Commitment. Assignee acknowledges that, prior to the execution of this Agreement, Assignee has received Escrow Agent’s commitment to issue to Assignee, as the insured, the Title Policy, together with copies of all documents referenced as exceptions to coverage in Schedule B (the "Title Commitment").

6.2.1.    In the event the Title Commitment is amended, Assignee shall have until the date that is three (3) business days following the date on which the amended Title Commitment is received by Assignee together with a copy of any additional document referenced as an exception to coverage in Schedule B, but in no event later than two (2) business days prior to the Closing Date, to provide Assignor and Escrow Agent with Notice describing any objection to any such additional matter referenced in the Title Commitment other than a Permitted Exception. Assignee’s failure to timely provide Notice of objection to any such additional exception matter referenced in an amended Title Commitment shall be deemed to constitute Assignee’s approval of such matter. If Assignee timely provides Notice of objection to any such additional exception matter referenced in an amended Title Commitment, Assignor and Assignee shall undertake good faith, reasonable efforts to resolve any such objection, at no cost to Assignor unless Assignor in its sole discretion determines to incur such cost, within three (3) business days of Assignor's receipt of Assignee's Notice, but in no event later than one (1) business day prior to the Closing Date except as hereinafter provided ("Resolution Date"). If Assignor and Assignee fail to resolve any such objection on or before the applicable Resolution Date, Assignee may terminate this Agreement by giving Notice to Assignor and Escrow Agent within three (3) business days of the Resolution Date, but in no event later than the Closing Date (except as provided in Section 6.2.2, whereupon this Agreement shall terminate, the Deposit shall be returned to Assignee, and thereafter, except as otherwise provided in this Agreement, neither Party shall have any further obligations or liabilities under this Agreement. If Assignee fails to timely give Notice of termination, Assignee shall be deemed to have approved such additional exception matter.

6.2.2.    Notwithstanding the foregoing, if an amended Title Commitment and copy of any additional document referenced as an exception to coverage in Schedule B thereof, other than a Permitted Exception, is received by Assignee after the date which is three (3) Business Days prior to the Closing Date, the Closing Date shall be extended as necessary to accommodate the time periods provided herein for objection and resolution of any such objection except each such time period shall be limited to one (1) Business Day following the applicable event. For purposes of this Agreement, Permitted Title Exceptions shall include any matters in the Requirements section of the Title Commitment issued by Escrow Agent to the extent relating to Assignee and/or its organization or authority.

7.    Property Information. Assignor has provided to Assignee certain plans, reports and other materials and information pertaining to the Office Condominium and the Freeport-McMoRan Center as described on Exhibit D (the "Property Information"). Assignee understands and acknowledges that any information provided to Assignee by Assignor, including the Property Information, is provided solely as an accommodation and, except as otherwise expressly stated in this Agreement, Assignor is not in any way representing or warranting the accuracy, sufficiency or completeness of any such information and makes no (and expressly disclaims all) representations as to the accuracy, sufficiency or completeness of such information, and Assignor has recommended to Assignee that it conduct its own examination, inspection and investigation of all matters pertaining to the Assigned Interests, including without limitation the physical condition of the Office Condominium, on or before the Feasibility Expiration Date. Without limitation of the foregoing, except as otherwise expressly stated in this Agreement, Assignee acknowledges and agrees that Assignor shall have no liability to Assignee or any officer, director, shareholder, partner, member, manager, Affiliate, agent, employee and/or representative for any mistakes, omissions or misstatements, or arising from the use or reliance on the Property Information or other information provided to Assignee. Prior to the Closing, Assignee shall maintain as confidential the Property Information and any and all material provided by Assignor with respect to the Property ("Confidential Information") and shall not disclose Confidential Information to any uninvolved third party; provided, however, Assignee shall have the right to disclose Confidential Information to (i) involved third parties who require information to assist Assignee in Assignee’s due diligence investigations or (ii) to Assignee's lenders, potential investors, attorneys and accountants who have a need to know such information, provided Assignee shall take reasonable steps to require such parties to agree to be bound by the confidentiality provisions in this Section 7. Notwithstanding anything in this Section 7 to the contrary, the term "Confidential Information" shall not include information which is or becomes generally available to the public other than as a result of a disclosure by the Assignee. If the Closing fails to occur for any reason, the Property Information shall, upon request made by Notice to Assignee, be promptly returned to Assignor or destroyed by Assignee. Notwithstanding anything to the contrary contained herein, the foregoing covenants made by Assignee to keep confidential such Confidential Information shall expressly not include any disclosure or dissemination of portions of the Confidential Information to the extent legally compelled to do so, otherwise required by Applicable Laws or subpoena, in the public domain or in the possession of Assignee or any involved third party.

8.    Communications with City of Phoenix and other Governmental Entities. Assignee acknowledges and agrees that Assignor and its affiliates have a long-standing relationship with the City of Phoenix in connection with the planning, development and operation of the Freeport-McMoRan Center and adjoining property and that such relationship with the City of Phoenix is best preserved by Assignor, in most instances, dealing directly with the City of Phoenix, prior to the Closing, on all matters regarding the Office Condominium or the Freeport-McMoRan Center. Accordingly, Assignee shall notify Assignor prior to contacting the City of Phoenix directly and coordinate any such contact with Assignor.

9.    Feasibility Determination. Notwithstanding anything in this Agreement to the contrary, in the event Assignee, in its sole and absolute discretion, is dissatisfied with the results of its inspection and feasibility review, then Assignee may terminate this Agreement by giving Notice of such termination to Assignor and Escrow Agent on or before 2:00 p.m., Arizona Time, on the Feasibility Expiration Date, whereupon this Agreement shall terminate, the Deposit(s) shall be returned to Assignee, and thereafter, except as otherwise provided in this Agreement, neither Party shall have any further obligations or liabilities under this Agreement. Unless Assignee has delivered written notice to Assignor and Escrow Agent, by 2:00 p.m., Arizona Time, on the Feasibility Expiration Date, expressly stating that Assignee elects to waive this termination right and proceed with the acquisition of the Assigned Interests, then Assignee shall be deemed conclusively to have terminated this Agreement pursuant to this Section 9. If Assignee so provides Notice to Assignor of dissatisfaction with the results of its inspection and feasibility review subject to conditions, Assignee shall be conclusively deemed to have provided Notice of termination under this Section 9. Notwithstanding the foregoing or anything to the contrary herein, by this reference Assignee hereby expressly provides written notice to Assignor and Escrow Agent that Assignee elects to waive the aforementioned termination right and elects to proceed with the acquisition of the Assigned Interests.

10.    Entry License. Assignor and Assignee are parties to that certain Confidentiality and Limited Access Agreement dated September 15, 2014 (the "Access Agreement"), granting to Assignee and its Consultants (as defined by the Access Agreement) certain rights to enter the Office Condominium for the purposes set forth in the Access Agreement, including for the purpose of conducting, at Assignee's sole cost and expense, appropriate inspections with respect to the Office Condominium, all on the terms and subject to the conditions

(including without limitation the confidentiality provisions) set forth therein. Assignor hereby further grants to Assignee and its Consultants the right to enter the Common Elements, subject to the terms of the Access Agreement.

11.    Closing. The Closing shall take place no later than 12:00 p.m., Arizona Time, on the Closing Date. TIME IS OF THE ESSENCE with respect to Assignee's obligation to close on or before the Closing Date. The Closing shall take place in escrow through the office of Escrow Agent.

11.1.    Closing Deliveries.

11.1.1.    Assignor. At the Closing, Assignor shall deliver and/or cause to be delivered to Escrow Agent all of the following instruments dated as of, or prior to, the Closing Date, fully executed and, if appropriate, acknowledged and, if applicable, in proper form for recording:

(a)    two (2) original counterparts of an Assignment and Assumption of Unsubordinated Development Lease (Office Condominium) and Consent to Assignment and Assumption executed by Assignor and the City of Phoenix in the form attached hereto as Exhibit F-1 (the "Development Lease Assignment");

(b)    two (2) original counterparts of a Memorandum of Assignment and Assumption of Unsubordinated Development Lease (Office Condominium) and Consent to Assignment and Assumption executed by Assignor and the City of Phoenix in the form attached hereto as Exhibit F-2; (the "Development Lease Assignment Memorandum")

(c)    two (2) original counterparts of an Assignment and Assumption of Tenant Lease executed by Assignor, one for each Tenant, in the form attached hereto as Exhibit F-4 (the "Assignment of Tenant Leases");

(d)    executed original counterparts of all Tenant Leases or copies thereof to the extent executed original counterparts are not in Assignor's possession or control;
(e)    originals of the Service Contracts (to the extent assumed by Assignee), or copies of the foregoing to the extent originals are not in Assignor's possession or control;

(f)    notice letters to the Tenants (one as to each Tenant Lease and properly addressed to each Tenant) executed by Assignor, in the form attached hereto as Exhibit F-6;

(g)    two (2) original counterparts of an Assignment and Assumption of Contracts executed by Assignor and Assignee in the form attached hereto as Exhibit F-7 (the "Assignment of Contracts");

(h)    Bill of Sale in respect of the Personal Property executed by Assignor in the form attached hereto as Exhibit F-8;

(i)    two (2) original counterparts of Assignment of Plans and Permits executed by Assignor in the form attached hereto as Exhibit F-9 (the "Assignment of Plans and Permits");
(j)    the original of the City Estoppel (as hereinafter defined);

(k)    the original of the Tenant Estoppel (as hereinafter defined);
(l)    a Non-Foreign Certification executed by Assignor in the form attached hereto as Exhibit F-12;
(m)    an Assignor's Closing Certificate executed by Assignor in the form attached hereto as Exhibit F-13, dated as of Closing;
(n)    the settlement statement executed by Assignor;
(o)    originals of the tax clearance certificates described in Section 46, subject to Section 11.2.1(i);
(p)    the original of the Project Easements Estoppel (as hereinafter defined);
(q)    the original of the Condo Estoppel (as hereinafter defined);
(r)    three (3) original counterparts of the escrow agreement described in Section 13.1.10; and

(s)    Such other instruments or documents as may be reasonably necessary to fulfill the covenants and obligations to be performed by Assignor at the Closing pursuant to this Agreement.

11.1.2.    Assignee. At the Closing, Assignee shall deliver to Escrow Agent the Purchase Price (less the Deposit and subject to the adjustments set forth in the settlement statement) and all other sums required to be paid by Assignee at the Closing, together with the following instruments dated as of, or prior to, the Closing Date, fully executed and, if appropriate, acknowledged and, if applicable, in proper form for recording:

(a)    two (2) original counterparts of the Development Lease Assignment executed by Assignee;

(b)    two (2) original counterparts of the Development Lease Assignment Memorandum executed by Assignee;
(c)    two (2) original counterparts of the Assignment of Tenant Leases executed by Assignee;
(d)    two (2) original counterparts of the Assignment of Contracts executed by Assignee;
(e)    two (2) original counterparts of the Assignment of Plans and Permits executed by Assignee;
(f)    the settlement statement executed by Assignee;
(g)    three (3) original counterparts of the escrow agreement described in Section 13.1.10; and

(h)    Such other funds, instruments, or documents as are reasonably necessary to fulfill the covenants and obligations to be performed by Assignee at the Closing pursuant to this Agreement.

11.2.    Apportionments and Closing Costs.

11.2.1.    Apportionments. The following items shall be apportioned and/or adjusted between Assignor and Assignee effective at 12:01 a.m. on the Closing Date and, to the extent apportioned, shall be pro-rated on the basis of a 365-day year:

(i)    First Sale Payment. The First Sale Payment (as defined by the Development Lease) payable to the City of Phoenix pursuant to the Development Lease (Office Condominium) in the amount of $25,000, in respect of the assignment and assumption of the Office Condominium shall be paid in full by Assignor at Closing.

(j)    Development Lease Rent. The rent payable to the City pursuant to the Development Lease (Office Condominium) shall be pro-rated as of the Closing Date and Assignee shall be responsible for all rent (and other amounts) payable pursuant to the Development Lease (Office Condominium) following the Closing Date.

(k)    Government Property Lease Excise Tax. Assignor and Assignee shall cooperate to prepare and timely submit any required filings, with the applicable governmental entities, in respect of the Development Lease (Office Condominium) for the tax year in which the Closing occurs and, as and when applicable, Assignee shall be responsible for any government property lease excise tax (“GPLET”) payable in respect of the Development Lease (Office Condominium) following the Closing Date. Assignee shall be responsible for payment of any GPLET under the Development Lease (Office Condominium) commencing at such time as said abatement of GPLET shall expire, all in accordance with the terms and provisions of the Development Lease (Office Condominium).

(l)    Fees and Assessments. All fees and assessments levied by the CPE Owners Association shall be prorated as of the Closing Date. Assignor shall be responsible for all such Assessments applicable to the period that is prior to (but not including) the Closing Date and Assignee shall be responsible for all such Assessments applicable to the period commencing on and after the Closing Date.

(m)    Contracts. All charges payable to service providers under the Contracts that Assignee has elected to assume shall be prorated as of the Closing Date. Assignor shall be responsible for all such charges applicable to the period that is prior to (but not including) the Closing Date and Assignee shall be responsible for all such charges applicable to the period commencing on and after the Closing Date.

(n)    Service Rates and Charges. All rates and charges payable to service providers other than the providers of the "Provided Utility Services" as referenced in the Condominium Declaration shall be prorated as of the Closing Date and Assignee shall be responsible for such rates and charges payable following the Closing Date.

(o)    Tenant Leases. All Rents and collected income for the month of Closing under Tenant Leases in effect on the Closing Date shall be prorated as of the Closing Date. Assignee shall be credited with any Rents and other income collected by Assignor before the Closing Date but applicable to any period of time from and after the Closing Date. Any Rents received by Assignor after the Closing with respect to time periods from and after the Closing Date shall be promptly delivered to Assignee. Assignee shall apply Rents from Tenants that are collected after the Closing Date first to the obligations then owing to Assignee for its period of ownership, remitting the balance, if any, to any Rents obligations due Assignor. Notwithstanding the foregoing, to the extent incurred prior to the Closing, Reimbursable Payments shall not be apportioned or adjusted on the Closing Date, shall belong in their entirety to Assignor and shall be retained by Assignor and/or paid over to Assignor by Assignee, as applicable, on an as, if and when collected basis, provided, to the extent a payment is made by a Tenant which is specifically designated as being on account of one or more Reimbursable Payments due to Assignor, by reference to a charge, invoice number or otherwise, then same shall be treated as a Reimbursable Payment, and shall be paid over to Assignor promptly upon receipt thereof. Overage Rent for the calendar year in which the Closing occurs shall be apportioned between Assignor and Assignee as of the Closing Date provided, if, prior to the Closing, Assignor shall receive any installment of Overage Rent attributable to Overage Rent for periods from and after the Closing, such sum shall be apportioned at the Closing and if, after the Closing, Assignee shall receive any installment of Overage Rent attributable to Overage Rent for periods prior to the Closing, such sum shall be paid by Assignee to Assignor promptly after Assignee receives payment thereof. If, after the Closing, Assignor shall receive any installment of Overage Rent attributable to Overage Rent for periods after the Closing, such sum shall be paid by Assignor to Assignee promptly after Assignor receives payment thereof.

(p)    Security Deposit. Cash Tenant security deposits under the Tenant Leases (together with accrued interest thereon, if any) shall be apportioned by payment of the aggregate amount thereof to Assignee or a credit to against the Purchase Price, at Assignor’s option.

(q)    Real Property Taxes and Assessments. Real property taxes and assessments shall be prorated as of the Closing Date. Assignor shall be responsible for all such charges applicable to the period that is prior to (but not including) the Closing Date and Assignee shall be responsible for all such charges applicable to the period commencing on and after the Closing Date.

If the Closing Date is not extended in accordance with Section 4.3 hereof so as to occur on the Extended Closing Date, then to the extent the tax clearance certificates described in Section 11.1.1(o) and Section 46 hereof are not furnished by the Arizona Department of Revenue and the City of Phoenix by such Closing Date, the lack of delivery of such instruments shall not constitute a default or failure of a condition to close hereunder, nor give rise to a right of termination, but rather the provisions of this Section 11.2.1 shall apply.
(r)    Other. All other items customarily apportioned in connection with the sale and assignment of similar interests in similar properties shall be apportioned according to the then custom of real estate transactions consummated in Maricopa County, Arizona. If any adjustment or apportionment set forth herein is miscalculated at the Closing, or the complete and final information necessary for any adjustment is unavailable at the Closing, the affected adjustment shall be calculated no later than one hundred eighty (180) days after the Closing Date (or such longer time as may be required for final adjustment for Assessments). Each Party shall have reasonable access to, and the right to inspect and audit the other Party's supporting documentation to confirm the final prorations; provided at least three (3) Business Days advance notice is given by the auditing party to the other. The provisions of this Section 11.2.1(j) shall survive the Closing Date for a period of one (1) year.

11.2.2.    Escrow Fees and Closing Costs.
(a)    Title Insurance Premium. Assignor shall pay the title insurance premium for standard coverage title insurance. Assignee shall pay the excess premium for extended coverage owners title insurance and any endorsements or additional insurance coverage ordered by Assignee, including but not limited to the removal of the standard printed exceptions or any other title insurance endorsements required by Assignee or Assignee's lender, and the cost of any lender's policy of title insurance.
(b)    Updated ALTA Survey. Assignee shall pay the cost of any update(s) to the existing ALTA Survey previously obtained by Assignor, and Assignee shall be responsible for ordering any changes thereto, if any.
(c)    Recording Fees. The cost of any recording fees applicable to the recordation of the Development Lease Assignment Memorandum shall be paid by Assignor. Assignee shall be responsible for the cost of any mortgage taxes and/or recording fees and all recording fees applicable to any loan related to any financing procured by Assignee in connection with the transactions herein contemplated, if any.
(d)    Fees to City. Assignor shall pay any and all costs, fees and other charges (if any) imposed by the City of Phoenix in connection with the assignment of the Development Lease (Office Condominium) from Assignor to Assignee.
(e)    Escrow Fees. Assignee and Assignor shall split equally any escrow fees and/or costs.
(f)    Counsel Fees. Each Party shall pay its own legal fees and expenses.
(g)    Other Costs. All other costs of Closing the sale and transfer of the Office Condominium to Assignee not addressed in clauses (a)-(f) above shall be allocated between Assignee and Assignor as is customary in Maricopa County, Arizona.
11.3.    Conditions to Closing.
11.3.1.    Conditions to Assignor's Obligation to Close. Assignor's obligation to close the transactions contemplated by this Agreement is conditioned on all of the following, any or all of which may be waived by Assignor by an express written waiver, at its sole option:
(h)    Representations True. All representations and warranties made by Assignee in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date.
(i)    Assignee's Deliveries Complete. Assignee shall have delivered the funds required hereunder and all of the documents to be executed by Assignee set forth in Section 11.1.2 hereof (giving effect to the exception set forth in Section 11.2.1(i) hereof) and shall have performed in all material respect all other covenants, undertakings and obligations, and complied in all material respects with all conditions required by this Agreement, to be performed or complied with by Assignee at or prior to the Closing.
(j)    Assignee's Financial Condition. No petition has been filed by or against Assignee under the Federal Bankruptcy Code or any similar Law, whether now or hereafter existing.
11.3.2.    Conditions to Assignee's Obligation to Close. Assignee's obligation to close the transactions contemplated by this Agreement is conditioned on all of the following, any or all of which may be waived by Assignee by an express written waiver, at its sole option:

(a)    Representations True. All representations and warranties made by Assignor in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date.
(b)    Assignor's Deliveries Complete. Assignor shall have delivered all of the documents and other items required pursuant to Section 11.1.1 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Assignor at or prior to the Closing.
(c)    Title Conditions Satisfied. At the time of the Closing, the Escrow Agent shall be irrevocably committed at Closing to issue the Title Policy to Assignee pursuant to the Title Commitment approved (or deemed approved) by Assignee prior to the expiration of the Feasibility Period insuring that title to the Office Condominium is vested in Assignee with such title being as approved (or deemed approved) by Assignee in accordance with, and pursuant to the terms and conditions of, Section 6 hereof prior to the expiration of the Feasibility Period.
(d)    City Estoppel. No later than two (2) business Days prior to Closing, Assignee shall have received an estoppel certificate with respect to the Development Lease, executed by the City of Phoenix, dated no earlier than thirty (30) days prior to the Closing Date, and in the form attached hereto as Exhibit F-3 (the "City Estoppel"). Assignor's failure to deliver the City Estoppel shall constitute a failure of a condition to Assignee's obligation to close under this Section 11.3.2 and shall not constitute not a default by Assignor;
(e)    Development Lease. On the Closing Date, (i) the Development Lease (Condominium) shall be in full force and effect and shall not have been terminated by Assignor or the City of Phoenix and (ii) Assignor shall not have exercised the Purchase Option (Condominium);
(f)    Tenant Estoppel Certificate. No later than two (2) business Days prior to Closing, Assignee shall have received an estoppel certificate, executed by the Anchor Tenant, dated no earlier than thirty (30) days prior to the Closing Date, in the form attached hereto as Exhibit F-5 (the "Tenant Estoppel"). Assignor's failure to deliver the Tenant Estoppel shall constitute a failure of a condition to Assignee's obligation to close under this Section 11.3.2 and shall not constitute not a default by Assignor;
(g)    Project Easements Estoppel. No later than two (2) business Days prior to Closing, Assignee shall have received an estoppel certificate, executed by the Lot 2 Owner, with respect to the Project Easements, dated no earlier than thirty (30) days prior to the Closing Date, and in the form attached hereto as Exhibit F-10 (the "Project Easements Estoppel"). Assignor’s failure to deliver the Project Easements Estoppel shall constitute a failure of a condition to Assignee's obligation to close under this Section 11.3.2 and shall not constitute not a default by Assignor; and
(h)    Condo Estoppel. No later than two (2) business Days prior to Closing, Assignee shall have received an estoppel certificate, executed by the Condo Association, with respect to the Condominium Declaration, dated no earlier than thirty (30) days prior to the Closing Date, and in the form attached hereto as Exhibit F-11 (the "Condo Estoppel"). Assignor's failure to deliver the Condo Estoppel shall constitute a failure of a condition to Assignee's obligation to close under this Section 11.3.2 and shall not constitute not a default by Assignor.
11.3.3.    Waiver or Failure of Conditions to Closing. At any time or times on or before the date specified for the satisfaction of any condition, Assignor or Assignee may elect in writing to waive the benefit of any such condition set forth in Section 11.3.1 or Section 11.3.2, respectively. By proceeding to Closing, Assignor and Assignee shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 11.3.1 and Section 11.3.2, respectively. In the event any of the conditions set forth in Section 11.3.1 or Section 11.3.2 are neither waived nor fulfilled, Assignor or Assignee (as appropriate, depending on which Party's obligations are conditioned on such condition) may notify the other Party by Notice of such failure (which Notice shall detail such failure, as applicable), and if such failure remains uncured within five (5) Business Days after receipt of such Notice, Assignor or Assignee (as appropriate) may terminate this Agreement by Notice to the other, in which event, the Deposit shall be paid to Assignee and, thereafter, the Parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement. Nothwithstanding the foregoing, if the failure by Assignor or Assignee to satisify any condition set forth in Section 11.3.1 or Section 11.3.2 shall constitute a default by Assignor or Assignee (as the case may be) under this Agreement, then the sole remedies available for such failure shall be those set forth in Section 16 hereof.

12.    Post-Closing Matters.

12.1.    Real Property Taxes. If not previously effectuated, Assignee and Assignor shall cooperate to cause the Property to be identified on the records of the Maricopa County Assessor as a separate tax parcel after the Closing and, if and when applicable, Assignee shall be responsible for all real property taxes and assessments levied or payable in respect of the Office Condominium following the Closing Date.

12.2.    Deposits, Fees or Charges to Service Providers. Assignee shall be solely obligated to pay any and all deposits, fees or charges now or hereafter required to be paid to service providers, other than the providers of the "Provided Utility Services" as referenced in the Condominium Declaration, and to make arrangements for and obtain services, e.g., telephone and telecommunications services, provided to the Office Condominium.

12.3.    Freeport-McMoRan, Starwood, Westin and Related Trade Names and Marks. None of the names "Freeport-McMoRan", "Starwood", "Westin", "Westin Phoenix Downtown", nor any derivative of any such state and federally registered marks, trade names or logos may be used or included in any name, logo or depiction or in any printed or promotional material, domain name, business name or entity name or otherwise in connection with Assignee's ownership or use of the Assigned Interest in the Office Condominium without the prior written consent of Freeport-McMoRan Corporation, Starwood Hotels & Resorts Worldwide, Inc., or the Westin Phoenix Downtown, as applicable, except the incidental use of such mark and trade name due to its permitted use in the name of the building in which the Office Condominium is located and in the Condominium Declaration and, as applicable, other Governance Documents.

12.4.    Compliance with Laws. Assignee shall comply (and shall be responsible for ensuring that its employees, agents, representatives, contractors and subcontractors comply) with all Applicable Laws pertaining to all activities of Assignee, or activities performed on behalf of Assignee, with respect to the Office Condominium.

12.5.    Survival of Obligations. Without limiting the generality of any other provision of this Agreement, Assignee's covenants and obligations contained in this Section 12 shall survive Closing and shall be deemed a continuing obligation of Assignee and its successors and assigns and shall not merge with the Assignment and Assumption of Development Lease (Office Condominium) or any other documents delivered at the Closing.

13.    Representations and Warranties.

13.1.    Assignor. Assignor acknowledges, represents and warrants to Assignee that the following are true as of the Agreement Date, will be true as of the Closing, and in entering into this Agreement Assignee is relying upon, the following:

13.1.4.    Organization and Authority. Assignor is a Delaware limited liability company, duly organized, validly existing and in good standing in the State of Delaware and is duly authorized to transact business in the State of Arizona. Assignor has full power and authority and has obtained any and all consents required to enter into this Agreement and to consummate the transaction contemplated herein. This Agreement has been, and the documents to be executed by Assignor pursuant to this Agreement will be, authorized and properly executed and constitute the valid and binding obligations of Assignor, enforceable against Assignor in accordance with their terms.
13.1.5.    OFAC. Assignor and each person or entity owning an interest in Assignor is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the "OFAC List"), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the funds or other assets of Assignor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined). No Embargoed Person has any interest of any nature whatsoever in Assignor (whether directly or indirectly). The term "Embargoed Person" means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment is prohibited by law or is in violation of law. Assignor has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. Assignor also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person or entity who owns any other direct interest in Assignor is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section 13.1.2 shall not apply to any person or entity to the extent that such person's or entity's interest in Assignor is through a U.S. Publicly-Traded Entity. As used in this Agreement, "U.S. Publicly-Traded Entity" means an entity whose securities are listed on a national securities exchange, quoted on an automated quotation system, or publicly held in a non-listed REIT structure, in the United States, or a wholly-owned subsidiary of such an entity.

13.1.6.    Tenant Leases. The Tenant Leases listed on Exhibit E attached hereto are the only leases, licenses and occupancy agreements affecting the Office Condominium as of the Agreement Date in which Assignor holds the lessor's, licensor's or grantor's interest and, with the exception of the Development Lease (Office Condominium) and (a) there are no other leases, licenses or occupancy agreements affecting the Office Condominium (other than subleases, licenses or occupancy agreements which may have been entered into by the Tenants if permitted under such Tenant Leases); (b) Assignor has made copies of all Tenant Leases available to Assignee, which copies are, to Assignor’s actual knowledge, true, complete and correct in all material respects, and to Assignor’s actual knowledge, the Tenant Leases represents the entire agreement between Assignor and such Tenants with respect to the Office Condominium; (c) as of the date hereof, to Assignor’s actual knowledge, Assignor, as lessor under the Tenant Leases, has not received any written notice of any default by Assignor under the Tenant Leases which has not been cured, nor has Assignor delivered written notice to any Tenant of any default by any such Tenant under the Tenant Leases which has not been cured; (d) to Assignor’s actual knowledge, Assignor has not received any written notice from any Tenant asserting any defense, offset or claim against, rent or additional rent payable by such Tenant under its Tenant Lease or right to cancel or terminate its Tenant Lease, which has not been cured; (e) there are no tenant improvement allowances or landlord’s contributions due and payable by Assignor under the Tenant Leases or outstanding work to be performed by Assignor under the Tenant Leases (excepting, in each case, any of the foregoing that may become due and payable or be required to be performed after the date hereof pursuant to the terms of the Tenant Leases); (f) to Assignor’s actual knowledge, no Tenant is in arrears in the payment of rent for any period in excess of thirty (30) days; (g) the rent roll for the Office Condominium attached hereto as Exhibit F-9 is true, correct and complete in all material respects.
13.1.7.    Development Lease. The Development Lease is in full force and effect, and other than as defined in Recital B hereof, the Development Lease has not been amended, modified, assigned or supplemented in any way. Assignee has not exercised the Purchase Option (Office Unit) and Hotel Owner has not exercised the Purchase Option (Hotel Unit). Assignor has provided Assignee with a true, complete and correct copy of the Development Lease (including all amendments, modifications, assignments and supplements thereof). None of Assignor, Hotel Owner or the City of Phoenix is in default under its respective obligations under the Development Lease nor, to Assignor’s actual knowledge, have any circumstances occurred which, with the giving of notice the passage of time, would constitute a default by any of Assignor, Hotel Owner or the City of Phoenix under the Development Lease. Neither Assignor nor Hotel Owner has received any written notice of any default by Assignor or Hotel Owner under the Development Lease which has not been cured, nor has Assignor or Hotel Owner delivered written notice to the City of Phoenix of any default by the City of Phoenix under the Development Lease which has not been cured. Neither Assignor nor Hotel Owner is delinquent in the payment of any amounts payable under or with respect to the Development Lease, including without limitation any amount of Net Rent or any Additional Payments (as defined by the Development Lease), including GPLET, and no such amounts are currently under contest or the subject of any protest by Assignor or Hotel Owner.

13.1.8.    Conflicts. The execution and delivery of this Agreement and any other document required herein, and the consummation of the transactions contemplated hereby and thereby, will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan, or similar documents to which Assignor is a party of or by which Assignor is bound.

13.1.9.    No Attachments, Executions, Assignments for Benefit of Creditor. There are no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other similar proceedings pending or, to Assignor's knowledge, threatened against Assignor or the Office Condominium, nor are any such proceedings contemplated by Assignor.

13.1.10.    No Litigation. There is no complaint, litigation, investigation or proceeding pending as of the Agreement Date or, to the knowledge of Assignor, contemplated or threatened against Assignor or the Office Condominium or any of the other Assigned Interests as of the Agreement Date which would prevent Assignor from performing its obligations under this Agreement or any other instrument or document contemplated hereby or related hereto. Prior to the Closing Date, Assignor shall promptly inform Assignee of any litigation, investigation or proceeding commenced or threatened against Assignor or the Office Condominium or any of the other Assigned Interests.

13.1.11.    No Proceedings. To the best of Assignor's knowledge, there are no condemnation, environmental, zoning or other land-use regulation proceedings, either instituted, or planned to be instituted, which would affect the use and operation of the Office Condominium, the Land or the Improvements for their intended purpose or the value of the Office Condominium, the Land or the Improvements, nor has

Assignor received notice of any special assessment proceedings affecting the Office Condominium, the Land or the Improvements.
13.1.12.    No Employees. There are no employees presently employed by Assignor specifically in connection with its ownership or operation of the Office Condominium or any of the other Assigned Interests.
13.1.13.    Contracts and Water Riser Escrow. The list of Contracts on Exhibit C attached hereto is a true, correct and complete list of all of the existing service and maintenance contracts or other agreement for services or maintenance with respect to the Office Condominium. Additionally, it is acknowledged that the Condo Association, for the benefit of both the Office Condominium and the Hotel Unit, is in the process of securing proposals and a contract to replace the entire galvanized metal portion of the domestic water riser servicing the Improvements with copper piping (the “Water Riser Repair”). Based on proposals submitted to the Condo Association to date, it is agreed that at Closing the greater of (a) Three Hundred and Fifty Thousand Dollars ($350,000), or (b) one hundred twenty-five percent (125%) of the actual contract cost (pursuant to a fixed price, gross maximum price, or other such ‘not-to-exceed’ construction contract) of the Water Riser Repair (the “Water Riser Escrow”) will be held back from Closing proceeds by the Escrow Agent for purposes of the costs associated with the Water Riser Repair. The Escrow Agent shall be authorized to disperse to the Condo Association from the Water Riser Escrow for payment of costs that are billed with appropriate supporting documentation (including without limitation statutory lien waivers) by the contractor(s), consultant(s) and any subcontractors engaged by the Condo Association to complete the Water Riser Repair, and to disperse to Assignor any difference (if positive) between the actual cost to complete the Water Riser Repair and the Water Riser Escrow amount upon final completion of the Water Riser Repair (which shall include without limitation, full completion of all work related to the Water Riser Repair, satisfactory completion of all required inspections of the Water Riser Repair work, issuance of the contractor’s one-year warranty over such work, and the receipt of all applicable final lien waivers). The Water Riser Escrow shall be held by Escrow Agent pursuant to the terms of a commercially reasonable escrow agreement executed by Assignor, Assignee and Escrow Agent, which shall provide, in part, for the foregoing matters relating to completion of the Water Riser Repair. Assignor and Assignee shall use commercially reasonable, good faith efforts to agree upon the form of escrow agreement no later than two (2) days prior to Closing. Assignor acknowledges that, during the period ending on the Feasibility Expiration Date, Assignee shall be entitled to review the issue of the Water Riser Repair.
13.1.14.    Other Contracts. Assignor has not entered into any other contract or agreement to sell the Office Condominium or any of the other Assigned Interests or any part thereof that is currently in effect and will not grant any option, right of first refusal or first opportunity to any party to acquire any right, title or interest in the Office Condominium or any of the other Assigned Interests or any portion thereof.

13.1.15.    Hazardous Waste. Other than as identified in the Permitted Exceptions, to Assignor's knowledge, none of the Office Condominium, the Land or the Improvements is in violation of, nor is any of the Office Condominium, the Land or the Improvements presently nor has any of the Office Condominium, the Land or the Improvements been under investigation for a violation of any Relevant Environmental Laws. Assignor has not used, generated, manufactured, stored or disposed in, at, on, under or about any of the Office Condominium, the Land or the Improvements or transported to or from any of the Office Condominium, the Land or the Improvements any Hazardous Material nor, to Assignor's knowledge, has any Hazardous Material been installed or placed on any of the Office Condominium, the Land or the Improvements, other than incidental amounts commonly used in the construction, ownership or operation of a building such as the Improvements and in full compliance with all legal requirements (e.g., without limitation, cleaning supplies).

13.1.16.    Condo Association. To Assignor’s knowledge, neither Assignor nor the Hotel Owner is in default under the Condominium Declaration. All assessments and other charges payable by or on behalf of Assignor pursuant to the Condominium Declaration have been paid in full. To Assignor’s knowledge, no special or other assessments other than regular assessments have been levied against or have been proposed to be levied against the Office Condominium or with respect to the Common Elements.
13.1.17.    Change of Circumstances. If, at any time after the Agreement Date, but prior to the Closing Date, Assignor, or any representative of Assignor, learns of any facts or circumstances which would render the representations and warranties contained in Section 13.1.1 through Section 13.1.14 untrue, then Assignor shall promptly notify Assignee of all such facts and circumstances and, without waiving any right to pursue its remedies for default provided herein, Assignee may, within five (5) business days following receipt of such Notice but in no event later than the scheduled Closing Date, provide Notice to Assignor and Escrow Agent of its election to terminate this Agreement, whereupon the Deposit(s) shall be returned to the Assignee, this Agreement shall terminate, the Deposit(s) shall be returned to Assignee and Assignee shall have no further obligation or liability hereunder; provided, Assignee's failure to timely provide Notice of its election to terminate this Agreement shall be deemed an election to proceed with the transaction and the applicable representation and warranty(ies) shall be deemed modified to be consistent with Assignor's Notice to Assignee.

To the extent that any of the representations and warranties made by Assignor pursuant to this Section 13.1 are made to Assignor's knowledge, Assignee agrees that such representations and warranties shall be strictly construed and limited to the actual knowledge of Todd Kindberg (Director, Portfolio and Asset Management), Assignor hereby representing that Todd Kindberg is the representative of Assignor most familiar with the Office Condominium and its operation, only as of the Agreement Date and, subject to Section 13.1.15, as of the Closing Date, without having made, or being under any duty to make, any investigation or inquiry whatsoever with respect thereto, and Assignee is not relying on Assignor or such individuals to have made any such investigation or inquiry. In no event shall Todd Kindberg be personally liable for any representation or warranty contained herein. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties set forth in this Section 13.1 shall survive the Closing for a period of twelve (12) months after the Closing and no action or claim based thereon shall be commenced after such period.

13.2.    Assignee. Assignee acknowledges, represents and warrants to Assignor that the following are true as of the Agreement Date, will be true as of the Closing, and in entering into this Agreement Assignor is relying upon, the following:

13.2.1.    Organization and Authority. Assignee is a limited liability company, duly organized, validly existing and in good standing in the State of Delaware. Assignee has full power and authority and has obtained any and all consents required to enter into this Agreement and to consummate the transaction contemplated herein. This Agreement has been, and the documents to be executed by Assignee pursuant to this Agreement will be, authorized and properly executed and constitute the valid and binding obligations of Assignee, enforceable against Assignee in accordance with their terms.

13.2.2.    Conflicts. The execution and delivery of this Agreement and any other document required herein, and the consummation of the transactions contemplated hereby and thereby, will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan, or similar documents to which Assignee is a party of or by which Assignee is bound.

13.2.3.    No Additional Representations and Warranties. Except as expressly provided in this Agreement, Assignor, and its employees, agents and representatives have not made, nor has Assignee relied on, any representations, warranties, guarantees, or promises (oral, written or implied) regarding the Office Condominium including the Development Lease or the condition or suitability of the Office Condominium for Assignee's intended use or any other use.

13.2.4.    Investigation by Assignee. Prior to the Closing, Assignee shall have made its own examination, inspection, analysis and investigation of (i) the Governance Documents, the Leases, the Development Lease, the Contracts, the Plans and Permits, the Permitted Exceptions, and all similar and related documents and items; and (ii) the Improvements, Common Areas and Office Condominium (including, without limitation, all environmental, engineering and other conditions) and Assignee is entering into this Agreement and purchasing the Assigned Interest in the Office Condominium based upon the results of such inspections and investigations and not in reliance on any statements, representations, or agreements of Assignor not contained in this Agreement.

13.2.5.    No Attachments, Executions, Assignments for Benefit of Creditor. There are no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other similar proceedings pending or, to Assignee's knowledge, threatened against Assignee, nor are any such proceedings contemplated by Assignee.

13.2.6.    No Litigation. There is no complaint, litigation, investigation or proceeding pending as of the Agreement Date or, to the actual knowledge of Assignee, contemplated or threatened against Assignee as of the Agreement Date which would prevent Assignee from performing its obligations under this Agreement or any other instrument or document contemplated hereby or related hereto. Prior to the Closing Date, Assignee shall promptly inform Assignor of any litigation (or of any claim or controversy if it is reasonably foreseeable that such litigation, claim or controversy might become the subject of litigation) against Assignee if such litigation or potential litigation might, in the event of an unfavorable outcome, have a material adverse effect on Assignee's capability to perform its obligations under this Agreement or any other agreement between Assignee and Assignor.

13.2.7.     OFAC. Assignee and each person or entity owning an interest in Assignee is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to any OFAC List, and is not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the funds or other assets of Assignee constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person. No Embargoed Person has any interest of any nature whatsoever in Assignee (whether directly or indirectly). Assignee has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. Assignee also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person or entity who owns any other direct interest in Assignee is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section 13.2.7 shall not apply to any person or entity to the extent that such person's or entity's interest in Assignee is through a U.S. Publicly-Traded Entity. Notwithstanding the foregoing, at such time as this Agreement is assigned by Assignee, the representations and warranties made in this Section 13.2.7 shall be true, accurate and complete as to the assignee and its member(s), but all of the representations and warranties in this Section 13.2.7 as to entities or person who hold direct or indirect interests in said member(s) shall be made only to the actual knowledge of said assignee.

13.2.8.    Change of Circumstances. If, at any time after the Agreement Date but prior to the Closing Date, Assignee, or any representative of Assignee, learns of any facts or circumstances which would render the representations and warranties contained in Section 13.2.1 through 13.2.7 untrue, then Assignee shall promptly notify Assignor of all such facts and circumstances and, without waiving any right to pursue its remedies for default provided herein, Assignor may, within five (5) business days following receipt of such Notice but in no event later than the scheduled Closing Date, provide Notice to Assignee and Escrow Agent of its election to terminate this Agreement, whereupon this Agreement shall terminate and Assignor shall have no further obligation or liability hereunder; provided, Assignor's failure to timely provide Notice of its election to terminate this Agreement shall be deemed an election to proceed with the transaction and the applicable representation and warranty(ies) shall be deemed modified to be consistent with Assignee's Notice to Assignor.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties set forth in this Section 13.2 shall survive the Closing for a period of twelve (12) months after the Closing and no action or claim based thereon shall be commenced after such period.

14.    Condition of Property; Waiver of Claims. Prior to the Feasibility Expiration Date, Assignee shall have made, and hereby acknowledges that it will have full and complete access to make, its own examination, inspection and investigation of the condition of the Office Condominium (including, without limitation, all matters pertaining to environmental hazards and compliance with Relevant Environmental Laws and all other Applicable Laws, the subsurface thereof, and soil, engineering and all other conditions which may affect the ownership, use, operation and occupancy thereof) as it deems necessary or appropriate, together with its review of the Governing Documents, the Leases, the Development Lease, the Contracts, the Plans and Permits, the Permitted Exceptions, and such other documents and items as Assignee shall have determined. Assignee is a sophisticated purchaser who is familiar with the ownership, use, lease and operation of real estate projects similar to the Office Condominium and the Assigned Interest therein and had, or will have, adequate opportunity to complete all physical, legal and financial examinations, reviews and investigations relating to the purchase and assumption of the Assigned Interest in the Office Condominium which in Assignee's judgment bear upon the value and suitability of the Assigned Interest in the Office Condominium for Assignee's purposes and, except as expressly set forth in this Agreement or in the documents delivered by Assignor to Assignee at Closing, Assignee is acquiring the Assigned Interest in the Office Condominium solely on the basis of and in reliance upon such examinations and the title insurance protection afforded by the Title Policy. Accordingly, except as otherwise expressly set forth in this Agreement or in the documents delivered by Assignor to Assignee at Closing, Assignor shall not be responsible or liable to Assignee for any conditions or circumstances affecting the Office Condominium or the Assigned Interest therein, as Assignee is purchasing the Assigned Interest in the Office Condominium, except as otherwise expressly set forth in this Agreement or in the documents delivered by Assignor to Assignee at Closing, AS-IS, WHERE-IS and WITH ALL FAULTS, and not in reliance on any representations or warranties, express or implied, except as expressly set forth in this Agreement or in the documents delivered by Assignor to Assignee at Closing.

Other than with respect to claims arising from Assignor's default in the performance of Assignor's express covenants, representations and warranties contained in this Agreement or in the documents delivered by Assignor to Assignee at Closing, or claims arising as a result of the fraud or acts or omissions of Assignor or a Assignor Related Party which affect the condition of the Office Condominium, which shall not be abridged by the other provisions of this Section 14 to the contrary, Assignee hereby fully releases Assignor and all affiliates, members, officers, agents, successors and assigns of Assignor from any and all claims that it may now have or hereafter acquire against Assignor or any affiliates, members, officers, agents, successors and assigns of Assignor, for any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any construction defects, errors or omissions or other conditions affecting the Office Condominium or the Assigned Interest therein. Assignee further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and unsuspected claims, damages and causes of action. This waiver and release of claims shall survive the Closing and shall not merge into the Assignment and Assumption or other instrument executed or delivered in connection with the transaction contemplated hereby.

Further notwithstanding the other provisions of this Section 14 to the contrary, the acknowledgments, disclaimers, waivers, releases and matters set forth in this Section 14 shall not prevent Assignee from defending itself in any governmental or third party environmental or other claim asserted against Assignee after Closing with respect to any environmental or other matters occurring prior to the date of Closing by alleging in good faith that Assignor and not Assignee is liable for such claims.

15.    Notices. All notices ("Notice" or "Notices") shall be in writing and shall be given to the other Party hereto and to Escrow Agent as follows: (a) personal delivery subject to confirmation of delivery; or (b) established overnight commercial courier with delivery charges prepaid or duly charged; or (c) by e-mail; or (d) registered or certified mail, return receipt requested, first class postage prepaid. All Notices shall be addressed to the addresses for Assignor, Assignee and Escrow Agent as set forth below, or to such other address or addressee as any party entitled to receive Notices under this Agreement shall designate, from time to time, by Notice given to the others in the manner provided in this section.

If to Assignor:        CPE Office Owner, LLC
c/o National Real Estate Advisors, LLC
900 Seventh Street NW, Suite 600
Washington, DC 20001
Attn: President & Chief Executive Officer, & Asset Management
E-mail: tkindberg@natadvisors.com

and:        Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Attn: Rebecca L. Burnham, Esq.
E-mail: BurnhamR@gtlaw.com

and:        Difede Ramsdell Bender PLLC
900 Seventh Street, NW, Suite 810
Washington, DC 20001
Attn: James R. Difede, Esq.
E-mail: jdifede@drblaw.net

If to Assignee:        ARCP Acquisitions, LLC
c/o American Realty Capital Properties, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn: Daniel T. Haug
Email: DHaug@acrpreit.com

and:        ARCP Acquisitions, LLC

c/o American Realty Capital Properties, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn: Kathi Simens
Email: KSimens@arcpreit.com

and:        Snell & Wilmer LLP
One Arizona Center
Phoenix, AZ 85004-2202
Attn:    John F. Baird, II
E-mail: jbaird@swlaw.com

If to Escrow Agent:    Fidelity National Title Insurance Company
1015 15th Street N.W., Suite 300
Washington, D.C. 20005
Attention: Leslie E. Orr, Esq.
E-mail: lorr@fnf.com

Notices given by personal delivery shall be presumed to have been received upon tender to the applicable party at the addresses set forth above. Notices given by overnight courier shall be presumed to have been received the next Business Day after delivery to such overnight commercial courier. Notices given by mail shall be presumed to have been received on the third Business Day after deposit into the United States Postal System. All copies to the applicable persons or entity(ies) designated above to receive copies shall be given in the same manner as the original Notice, and such giving shall be a prerequisite to the effectiveness of any Notice. The inability to deliver because of a changed address of which no Notice was given, or rejection or other refusal to accept any Notice, shall be deemed to be the receipt of the Notice as of the date of such inability to deliver or rejection or refusal to accept. If a notice is given by e-mail transmission, it shall be deemed given on the date of the transmission if given during normal business hours, provided that a copy of such transmission is also sent to the intended addressee by means described in clauses (a), (b) or (d) above.

16.    Default and Remedies.

16.1.    Assignee Default and Assignor Remedies. Assignee shall not be deemed to be in default under this Agreement: (a) with respect to any monetary obligation of Assignee unless the failure is not cured within one (1) business day after Assignee's receipt of Notice of such failure from Assignor, or (b) with respect to any non-monetary obligation of Assignee unless the failure is not cured within five (5) business days after Assignee's receipt of Notice of such failure from Assignor, provided that a non-permitted assignment or transfer as referenced in Section 31.2 and/or the failure to execute, acknowledge or deliver (as applicable) instruments or documents on the Closing Date shall be subject to the notice and cure provisions of clause (a) of this section. In the event of (i) Assignee's uncured default prior to the Closing, Assignor shall either (A) waive such default and proceed with the Closing, or (B) terminate this Agreement by Notice to Assignee and Escrow Agent, whereupon Assignor shall as its sole and exclusive remedy be entitled to retain the Deposit as liquidated damages and as consideration for entering into this Agreement with Assignee and for taking the Assigned Interest in the Office Condominium off the market and not as a penalty, and (ii) Assignee's uncured default after the Closing, Assignor's sole and exclusive remedy shall be the right to recover from Assignee Assignor's actual damages and such equitable relief (including provisional and extraordinary remedies) as may be appropriate under the circumstances, Assignor hereby waiving any right to recover exemplary, punitive, indirect, consequential, special or other damages other than Assignor's actual damages.

16.2.    Assignor Default and Assignee Remedies. Assignor shall not be deemed to be in default under this Agreement: (a) with respect to any monetary obligation of Assignor unless the failure is not cured within one (1) business day after Assignor's receipt of Notice of such failure from Assignee, or (b) with respect to any non-monetary obligation of Assignor unless the failure is not cured within five (5) business days after Assignor's receipt of Notice of such failure from Assignee, provided that the failure to execute, acknowledge or deliver (as applicable) required instruments or documents on the Closing Date shall be subject to the notice and cure provisions of clause (a) of this section. In the event of (i) Assignor's uncured default prior to the Closing, Assignee's sole and exclusive remedies shall be to either (A) terminate this Agreement by Notice to Assignor and Escrow Agent, whereupon Assignor shall promptly reimburse to Assignee its out-of-pocket and third-party property diligence expenses (but in an amount not to exceed $100,000), the Deposit(s) shall be returned to Assignee, and thereafter (except as otherwise provided in this Agreement) neither Party shall have any further obligations or liabilities under this Agreement, or (B) institute all proceedings necessary to specifically enforce the terms of this Agreement and cause the Assigned Interest to the Office Condominium to be conveyed to Assignee provided, in the event specific performance is not available as a remedy, Assignee may seek recovery from Assignor of the actual damages reasonably incurred by Assignee and resulting from Assignor's default, and (ii) Assignor’s uncured default following the Closing, Assignee may seek recovery from Assignor of Assignee's actual damages and such equitable relief (including provisional and extraordinary remedies) as may be appropriate under the circumstances, Assignee hereby waiving any right to recover exemplary, punitive, indirect, consequential, special or other damages other than Assignee's actual damages.

17.    Further Instruments. Each Party, promptly upon the request of the other or upon the request of Escrow Agent, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions hereof.

18.    Exclusivity. Assignor agrees not to solicit offers to purchase from other prospective purchasers or assignees on or after the Agreement Date unless this Agreement is terminated in accordance with the terms contained herein.

19.    Descriptive Headings. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions hereof.

20.    Exhibits. All exhibits attached hereto and referred to in this Agreement are incorporated herein by this reference and are made a part of this Agreement.

21.    Business Days and Computation of Time. The time in which any act is to be done or any obligation is to be performed under this Agreement is computed by excluding the first day, and including the last day. If the last day of any time period stated in this Agreement or the date on which any obligation to be performed under this Agreement shall fall on a day other than a Business Day, then the date of performance shall be extended so it shall end on the next succeeding Business Day. Unless expressly indicated otherwise, (a) all references to time shall be deemed to refer to Arizona Time, and (b) all time periods shall expire at 2:00 p.m. Arizona Time.

22.    Entire Contract. This Agreement constitutes the entire agreement between the Parties with regards to the sale and assignment and purchase and assumption of the Office Condominium. All terms and conditions contained in any other writings previously executed by the Parties and all other discussions, understandings or agreements regarding the Office Condominium and the subject matter hereof shall be deemed to be superseded hereby.

23.    Construction. Each Party and its counsel have reviewed and revised this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendments or exhibits hereto.

24.    Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the Parties hereto, and any waiver granted shall not be deemed effective except for the instance and in the circumstances particularly specified therein and, except as expressly provided otherwise in this Agreement, unless in writing and executed by the Party against whom enforcement of the waiver is sought.

25.    Casualty/Condemnation. In the event that, prior to Closing, the Office Condominium or any of the other Assigned Interests, or any part thereof, (i) is destroyed or damaged, and such damage exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00), or (ii) if condemnation proceedings are commenced against the Office Condominium or any of the other Assigned Interests, which in Assignee’s reasonable discretion materially and adversely affect the use and operation thereof, Assignee shall have the right, exercisable by giving notice of such decision to Assignor within three (3) Business Days after receiving written notice of such damage, destruction or condemnation proceedings, to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement and the Deposit shall be returned to Assignee. If (i) the casualty damage does not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00), (ii) the condemnation does not in Assignee’s reasonable discretion materially and adversely affect the use and operation of the Office Condominium or any of the other Assigned Interests, or (iii) Assignee elects as set forth in the preceding sentence to accept the Office Condominium or any of the other Assigned Interests, Assignee shall accept the Office Condominium or any of the other Assigned Interests in its then condition and proceed with the Closing with no reduction, offset or abatement of the Purchase Price and accept, as its sole recourse against Assignor payment or assignment of (i) applicable insurance proceeds, if any, from policies of insurance maintained and paid for by Assignor covering the Office Condominium or any of the other Assigned Interests up to the amount paid by the insurer and necessary to make the repairs or restorations and to compensate Assignee for loss of rents during its ownership period, or (ii) any condemnation award, subject to the rights of the Tenants to such proceeds or awards under the Tenant Leases, if any. Assignor shall credit the Purchase Price to the extent any deductible exists that is the Assignor's responsibility under any policies of insurance, which credit shall not exceed the amount of such damages. The Closing shall automatically be extended as may be necessary for the timeframes set forth herein to run; provided however, the Closing may occur prior to the final settlement with and payment by the insurer, in the event of casualty damage or final settlement and payment of condemnation proceeds, if applicable.

26.    Non-Liability. Assignee agrees that it shall look solely to Assignor's interest in the Office Condominium and the proceeds thereof, and not to any other assets of Assignor, or to the members, managers, directors, officers, employees, shareholders, partners or agents of Assignor or any other person, partnership, corporation or trust, as principal of Assignor or otherwise, and whether disclosed or undisclosed, to enforce its rights hereunder, and that none of the members, managers, directors, officers, employees, shareholders, partners or agents of Assignor or any other person, partnership, corporation or trust, as principal of Assignor or otherwise, and whether disclosed or undisclosed, shall have any personal obligation or liability hereunder, and Assignee shall not seek to assert any claim or enforce any of its rights hereunder against such party.

27.    Affiliate Property. Assignee acknowledges and understands that Assignor is not in any way representing or warranting the future use of property leased or owned by Affiliates of Assignor adjacent to or in the vicinity of the Freeport-McMoRan Center Condominium; the use of such property is subject to change and none of Assignor or its employees, agents or representatives have made, nor has Assignee relied on, any representations, warranties or promises, oral or written, regarding such use or any other matters pertaining to such property except as set forth in the Permitted Exceptions (including the Governance Documents).

28.    Time of the Essence. TIME IS OF THE ESSENCE WITH RESPECT TO ALL TERMS CONTAINED IN THIS AGREEMENT.

29.    Survival of Covenants, Agreements, Representations and Warranties. Except as otherwise provided herein, the covenants contained in this Agreement shall not survive the Closing of the purchase and sale and shall be deemed merged into the Development Lease Assignment. In furtherance thereof, upon execution and delivery of the Development Lease Assignment and the other closing documents, the representations, warranties, covenants, conditions, rights, liabilities and obligations under this Agreement shall expire and terminate without any further action by the Parties, except where and to the extent that this Agreement expressly provides that any such representations, warranties, covenants, conditions, rights, liabilities and obligations survive the Closing, or to the extent expressly contained in the Development Lease Assignment and the other documents or instruments executed and delivered at or after the Closing.

30.    No Partnership or Agency Relationship. Assignee and Assignor expressly acknowledge and agree that they are not joint venturers, partners or agents of each other and do not have fiduciary duties with respect to one another in any manner whatsoever, in respect of the Office Condominium. Nothing in this Agreement is intended or shall be construed to create a joint venture, partnership, agency, or fiduciary relationship between Assignee and Assignor.

31.    Assignment or Conveyance.

31.1.    Assignor. From and after the Agreement Date, Assignor shall not convey, pledge, encumber, grant security interests in, or otherwise transfer, by deed of trust, mortgage, collateral assignment, security agreement, or similar instrument all or any portion of the Office Condominium or the other Assigned Interests and/or its interest under this Agreement. Assignor shall cause any mortgage or deed of trust (and all documents executed in connection therewith) that encumbers the Office Condominium or the other Assigned Interests to be released of record on or before the Closing Date at Assignor's sole cost and expense. Assignor shall also cause the removal or satisfaction of Requirement No. 13 appearing in the Title Commitment (with respect to the Memorandum of Lease recorded as Instrument No. 2005-1455061).

31.2.    Assignee. Except as provided below, this Agreement may not be assigned by Assignee without the prior written consent of Assignor, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Assignee may assign its rights under this Agreement to any entity affiliated with, controlled by, or under common control with Assignee without seeking or obtaining Assignor’s consent, including specifically (but without limitation) ARCP OFC Phoenix (Central) AZ, LLC, a Delaware limited liability company. Such assignee will execute an instrument whereby such assignee assumes the obligations of Assignee under this Agreement. No assignment by Assignee shall release or otherwise relieve Assignee from any obligations hereunder; provided, however, that if Closing occurs the assignor (but not the assignee) shall thereupon be relieved (as a primary obligor, but shall remain responsible as a surety) of all the assignor’s obligations arising under this Agreement before, on and after Closing.

32.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective Parties hereto.

33.    No Third Party Beneficiary. The provisions of this Agreement are not intended to benefit any third parties.

34.    Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to conflict of law principles. Any action brought to interpret, enforce or construe any provision of this Agreement shall be commenced and maintained in the Superior Court for Maricopa County, in Phoenix, Arizona, and the Parties agree and consent to the exclusive jurisdiction of such Superior Court and waive all right to seek removal of any action to any other court (federal or state).

35.    Attorneys' Fees. If it becomes necessary for either Party to employ legal counsel or to bring an action or other proceeding, including arbitration under Section 36, to enforce any of the terms, covenants or conditions of this Agreement, the prevailing Party in any such action or proceeding shall be entitled to recover its reasonable costs and expenses incurred in such action from the other Party, including, without limitation, reasonable attorneys' fees, and if any decision is obtained by the prevailing Party, all such costs, expenses and fees shall be included in the decision, order or judgment, as applicable. If both Parties are awarded relief, then the award for attorneys' fees shall be apportioned in the discretion of the applicable decision-maker.

36.    Mandatory Arbitration. Any dispute between Assignee and Assignor with respect to any matter pertaining to this Agreement shall be resolved pursuant to this Section 36, Assignee and Assignor each hereby waiving its right to seek a judicial determination of any dispute under this Agreement, including whether either Party is in default under this Agreement. Without limitation of the foregoing, the requirement that all disputes be resolved through arbitration pursuant to this Section 36 shall constitute an absolute defense to any court action filed by one of the Parties hereto against the other, and shall enable the Party against whom such action is filed to cause such action to be dismissed or set aside at any time.

36.1.    Monetary Obligations. The existence of a dispute pertaining to this Agreement shall not excuse any performance of a Party's monetary obligations under this Agreement; rather, in such event, a Party disputing the amount or existence of a monetary obligation deposit the disputed amount (and, if applicable, undisputed amount), in cash or other immediately available funds, into an escrow with Escrow Agent, whereupon Escrow Agent shall disburse any undisputed amount to the Party entitled thereto and retain the disputed amount in escrow pending resolution of such dispute pursuant to this Section 36.

36.2.    Governing Rules. The arbitration shall be conducted in accordance with the American Arbitration Association ("AAA") Rules of Commercial Arbitration ("AAA Rules"), except to the extent modified herein.

36.3.    Qualification of Mediators and Arbitrators. Each proposed mediator and arbitrator shall be a currently-practicing attorney or retired judge licensed by the State Bar of Arizona, have at least ten (10) years’ experience with commercial real estate transactions in the Phoenix, Arizona metropolitan area, and, in the case of mediators, shall be chosen from panels or lists designated by the AAA and, in the case of an arbitrator, shall be selected by the AAA, in each instance subject to the foregoing requirements.

36.4.    Initiation of Proceeding. At any time following expiration of any applicable cure period, either Party (the "Initiating Party") may initiate arbitration of a dispute by serving Notice on the other Party (the "Responding Party"), provided, either the Initiating Party or the Responding Party may elect to submit such dispute, first, to non-binding mediation by Notice to the other Party ("Mediation Notice"). If the Initiating Party fails to include such election in its initial Notice to the Responding Party, then, within five (5) business days of receipt of the Initiating Party's Notice, the Responding Party may serve a Mediation Notice on the Initiating Party. A copy of the notice of arbitration, together with this arbitration provision and the appropriate filing fee as required by the AAA, shall be provided to the Phoenix, Arizona office of the AAA.

36.5.    Mediation. If either Party elects to pursue mediation, the Mediation Notice shall also be provided to the Phoenix, Arizona office of the AAA with a request for appointment of a mediator in accordance with this Agreement and the procedures then employed by the AAA. Either Party may reject the mediator selected up to two times but then must accept the choice of mediator. Prior to the mediation, the Parties shall each provide the mediator with a confidential (to be exchanged by the Parties) statement setting forth such Party's description of the nature of the Dispute and, if applicable, the relief sought. The mediation conference shall be conducted in Phoenix, Arizona, and concluded within 60 days of the Mediation Notice and within 30 days of the appointment of a Mediator.

36.6.    Arbitration. If neither Party elects to pursue mediation or if the mediation is not successful, the Parties shall proceed to binding arbitration shall request that an arbitrator be appointed within the shortest possible period by the President or Chief Administrative Officer of the local branch or office of the AAA or any successor association or body of comparable standing if the AAA is not then in existence.

36.6.1.    Proceeding. The arbitrator shall be sworn faithfully and fairly to determine the matters at issue and, immediately following appointment, the arbitrator shall provide Notice to the parties indicating the time and location of the scheduled arbitration proceeding, which shall take place in Phoenix, Arizona, as soon as possible and, in all events, within thirty (30) days following the date on which the arbitrator is appointed, unless the arbitrator for good cause shown delays the hearing. The scope of the arbitration proceeding shall be limited to the matters that are the basis of the dispute and shall include no other matters. The arbitrator shall afford to the Parties the right to conduct discovery in accordance with the Arizona Rules of Civil Procedure ("ARCP"), provided the applicable discovery and other time periods under the ARCP shall be adjusted, as determined by the arbitrator, in order to permit the prompt conclusion of such proceeding as contemplated by this Section 36. At the conclusion of the proceeding, each Party shall provide the arbitrator and the other Party with a statement of its "best and final" position respecting the disputed matter(s).

36.6.2.    Scope of Award. With the exception of damages other than actual damages (i.e., punitive, consequential, or other special damages, which are expressly precluded), the arbitrator shall have the authority to award any remedy or relief that a court of the State of Arizona could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process; provided, however, the arbitrator shall rule in favor of one Party as to each disputed matter, with no compromises or alternative solutions permitted, i.e., shall select the position offered by one of the Parties with respect to each issue presented for resolution, without variation, and shall give Notice to the Parties hereto of such determination as soon as possible following the hearing.

36.6.3.    Fees and Costs. The arbitrator shall assess its fees, all other reasonable fees and costs of any such arbitration proceeding and reasonable attorneys' fees against the Party who is not the prevailing party. For purposes of this Paragraph, the term "prevailing party" shall mean (i) with respect to the claimant, one who is successful in obtaining substantially all of the relief sought, and (ii) with respect to the respondent, one who is successful in denying substantially all of the relief sought by the claimant. If neither party substantially prevails, then the award for attorneys' fees shall be apportioned in the arbitrator's discretion.

36.6.4.    Decision Binding. The decision or award by the arbitrator when made shall be final and non-appealable and the Parties shall be bound by such arbitration decision or award for all purposes and judgment may be entered upon it in accordance with Applicable Laws in the Maricopa County Superior Court.
36.7.    Termination by Assignee. Assignor hereby agrees and acknowledges that neither the termination of this Agreement by Assignee prior to or upon the Feasibility Expiration Date as provided herein nor the right of Assignee to receive a return of the Deposit following such a termination shall be subject to any arbitration or mediation.

37.    Confidentiality. Except as may be required by law or in connection with any court or administrative proceeding and as expressly provided in the next sentence, neither Assignee nor its agents or designees shall issue or cause the publication of any press release or other public announcement, or cause, permit or suffer any other disclosure which sets forth the terms of the transactions contemplated hereby (other than to Assignee’s consultants, advisors, attorneys, accountants, lenders and investors or potential investors, who, in turn, shall be bound by this Section 37), without first obtaining the written consent of Assignor. Assignor and Assignee each recognizes that one or more Affiliates of the other Party are subject to rules and regulations, under Applicable Laws, which may require certain disclosures, filings with governmental authorities, financial statements and/or other communications of information regarding the transactions contemplated hereby as may be necessary or advisable under Applicable Laws, GAAP or other accounting rules or procedures.

38.    Publicity. Assignor and Assignee each hereby covenant and agree that (a) prior to the Closing neither Assignor nor Assignee shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law, and (b) after the Closing, any Release issued by either Assignor or Assignee shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed, and Assignor and Assignee may pre-approve a form of Release prior to Closing, and shall, upon request of the other, reasonably cooperate towards such pre-approval), except to the extent required by applicable law. If either Assignor or Assignee desires to issue a Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. As used herein, the term “Release” shall mean any press release or public statement with respect to this Agreement or the transactions herein contemplated in this Agreement. The obligations of the Parties set forth in this Section 38 shall expire on the date that is twelve (12) calendar months after the later to occur of the date of termination or expiration of this Agreement or the Closing.

39.    Commissions. Each party warrants and represents to the other that no real estate sales or brokerage commissions or like commissions are or may be due in connection with this transaction as a result of the act of the party so warranting, except for a commission payable by Assignor to CB Richard Ells (“Broker”). Assignor shall indemnify, defend and hold Assignee harmless from and against any claims by Broker or other third party made by or through the acts of Assignor for real estate or brokerage commissions, or a finders fee, in connection with the transactions provided for herein, and all costs and expenses incurred by Assignee in connection therewith including, but not limited to, reasonable attorneys' fees. Assignee shall indemnify, defend and hold Assignor harmless from and against any claims by third parties other than Broker made by or through the acts of Assignee for real estate or brokerage commissions, or a finders fee, in connection with the transactions provided for herein, and all costs and expenses incurred by Assignor in connection therewith, including, but not limited to, reasonable attorneys' fees.

40.    IRS Real Estate Sales Reporting. Assignee and Assignor hereby appoint Escrow Agent as, and Escrow Agent agrees to act as, "the person responsible for closing" the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e). Escrow Agent and Broker shall prepare and file all informational returns, including without limitation, the applicable IRS Form 1099-S and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e). Escrow Agent shall indemnify, protect, hold harmless and defend Assignor, Assignee and their respective attorneys for, from and against any and all claims, actions, costs, loss, liability or expense arising out of or in connection with the failure of Escrow Agent to comply with the provisions of this section, only to the extent such provision applies to Assignors of real property interests.

41.    No Recording. The Parties agree that neither this Agreement nor any memorandum hereof shall be recorded.
42.    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAWS, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.
43.    Counterparts. This Agreement may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement
44.    SEC Filing Information. In order to enable Assignee to comply with certain reporting requirements of the Securities and Exchange Commission (the “SEC”), including, without limitation, SEC Rule 3-14 of Regulation S-X, Assignor agrees to provide Assignee and its representatives, upon Assignee’s request, information relating to Assignor’s ownership and operation of the Office Condominium, including, without limitation, Assignor's most current operating statements relating to the financial operation of the Office Condominium for the current and immediately prior fiscal years, and support for certain operating revenues and expenses specific to the Office Condominium (collectively, the “SEC Filing Information”). Assignor acknowledges that certain of the SEC Filing Information may be included or disclosed in filings required to be made by Assignee with the SEC. Assignor will cooperate in providing the SEC Filing Information and answering questions with respect thereto as they arise. The provisions of this Section 44 shall survive Closing for a period of one (1) year
45.    Sales and Privilege Taxes. Assignor represents, warrants and covenants to Assignee that all state and local transaction privilege, sales, excise, use or similar taxes relating to the development, sale or rental of the Property prior to the Closing Date (including, without limitation any speculative builder tax, owner-

builder tax, construction contractor tax, or rent tax) have been or timely will be paid. Assignor will pay any such taxes that may arise or be assessed against Assignor as a result of the sale of the Property to the appropriate taxing authorities as and when due. The provisions of this Section 45 shall survive Closing.
46.    Tax Clearance Certificates. Subject to Section 11.2.1(i), Assignor shall deliver to Assignee tax clearance certificates from the Arizona Department of Revenue and the City of Phoenix at least two (2) days prior to Closing, each showing that no amount of transaction privilege (sales) taxes, excise taxes, use taxes and other taxes (including penalties and interest) is due. Should the Closing occur on the October 7, 2014 Closing Date without such certificates having been delivered, Assignor shall cause each such certificate to be delivered to Assignee within fifteen (15) days following such Closing. The obligation set forth in the preceding sentence shall survive Closing.

47.    APS Rebates. Assignee acknowledges and agrees that any rebates, profits, credits, repayments or other sums (any such amounts, “APS Rebates”) issued by the Arizona Public Service Company (“APS”) or its successors or assigns in connection with that certain Agreement to Construct Electrical Distribution Facilities by and between APS and Central Park East Associates, LLC (successor in interest to and affiliate of Assignor) (“CPEA”) dated as of August 29, 2008 (the “APS Agreement”), including any modifications, extensions or amendments thereto, shall be the sole property and interest of CPEA (or of Assignor, if so elected by CPEA). Assignee shall have no right, title or interest in or to any such APS Rebates, nor shall Assignee have any obligation or liability under the APS Agreement (which, for clarity, is not a ‘Contract’ as identified on Exhibit C hereto being assigned to or assumed by Assignee in connection herewith). If, after the Closing, Assignee shall receive any APS Rebates pursuant to the APS Agreement, such sum(s) shall be paid by Assignee to Assignor promptly after Assignee receives payment thereof. The provisions of this Section 47 shall survive Closing.
48.    Condo Association. Assignor shall cause the resignation, effective as of the Closing, of two (2) of the current directors of the Condo Association. Prior to Closing, Assignee shall identify to Assignor in writing the identity of the director that Assignee will appoint to the Board of the Condo Association immediately upon the Closing pursuant to the Bylaws of the Condo Association. In addition, Assignor and Assignee shall utilize commercially reasonable efforts to agree to a third director who shall be mutually appointed to the Board upon the Closing, such that immediately following the Closing the Board of the Condo Association shall be comprised of one (1) director appointed by Assignor, one (1) director appointed by Assignee, and (1) director mutually appointed by Assignor and Assignee. The provisions of this Section 48 shall survive Closing.

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IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to become effective as of the Agreement Date set forth above.

ASSIGNOR: CPE OFFICE OWNER, LLC, a Delaware limited liability company By: /s/ Jeffrey J. Kanne Print Name: Jeffrey J. Kanne Its: President	ASSIGNEE: ARCP ACQUISITIONS, LLC, a Delaware limited liability company By: /s/ Daniel T. Haug Print Name: Daniel T. Haug Its: Authorized Officer

ESCROW AGENT ACCEPTANCE:
The undersigned Escrow Agent accepts this Agreement as its escrow instructions and agrees to perform the acts applicable to Escrow Agent in accordance with the terms of this Agreement. Specifically, Escrow Agent understands, acknowledges and agrees to the provisions of Section 40 labeled "IRS Real Estate Sales Reporting" above and Section 4.6. Escrow Agent acknowledges it has received the Deposit and a fully executed original of this Agreement as of the date set forth underneath its signature below.
Fidelity National Title Insurance Company
By: /s/ Leslie E. Orr
Its: Escrow Agent
Date: 10/2/14